Exhibit 10.37

Agreement on Short Message Service Cooperation

Party A: Guangdong Mobile Communications Corporation
Party B: Guangzhou Media Message Technologies, Inc.

Guandong Mobile Communications Corporation (hereinafter referred to as “Party A”) is a network operator approved by the competent authority in charge of information industry under the State Council, mainly engaged in providing mobile network telephone service (including voice message, data and multimedia) to the general public within Guangdong Province.
Guangzhou Media Message Technologies, Inc. (hereinafter referred to as “Party B”) uses wireless interconnections as its major platform to provide a range of mobile message services to customers who can access the Internet via mobile terminal or PCs.
To fully bring into play each party’s advantage in its respective service area and to provide Monternet short-message service to “GoTone” and “M-Zone” subscribers in Guangdong and other subscribers permitted by Party A, the parties hereby conclude the following agreement with respect to short-message service cooperation based on the principles of equal benefit, advantage sharing and mutual development.

Article 1 Contents of Cooperation Project

1)	As a provider of the short-messaging platform, Party A shall provide networking channels to Party B with compensation.
2)	Party B shall use Party A’s short-messaging system to provide the following information and application services to Party A’s “GoTone” and “M-Zone” subscribers and other subscribers permitted by Party A. Party B shall, according to subscribers’ customization requirements, provide timely information services with sound quality and quantity to subscribers.
3)	Party A shall use its billing and business supporting system to provide Party B with paid business billing and fee collection service.

Article 2 Party A’s Rights and Obligations

1)	Party A shall have the right to verify operation license for internet information services or operation license for telecom value-added services, credit certificate, business license, source of information, bank account and other materials relating to the normal operation of business provided by Party B.
2)	Party A shall provide short-message service to the short-message gateway provided by Party B, and shall be responsible for providing Party B with short-message gateway and short-message traffic volume control. Party A shall have the right to timely adjust short-message traffic volume according to its short-message center’s capacity.
3)	Any expansion of Party B’s business or its application to alter its business must be subject to Party A’s review within 10 days upon submission of related materials by Party B.
4)	Party A shall have the ownership of its subscribers and the right to learn the truth about Party B’s business and have the right to request Party B to provide Party A with customer information, business profile, log and statistics relating to Party B’s Monternet services.

5)	Party A shall have the right to stipulate management regulations of the Monternet services, performance examining items, and standards and documentation of customer services that Party B shall comply with and implement according to Party A’s requests. Party A shall carry out 1-2 examines on Party B’s performance every year according to the above-mentioned management regulations.
6)	Party A shall provide Party B with a system to identify and verify user registration and log-on information, which system shall be connected with Party B’s content service system, and the subscriber data recorded by such system shall be the controlling information on the subscribers’ using of Party B’s services.
7)	Party A shall provide Party B with a customer service number for the customer to make complaint and enquire calls. And Party A’s customer service center shall be the party to make final confirmation and distribution of Monternet customer service problems, Party B’s customer service personnel or customer service system shall assist Party A to analyze and deal with customers’ business-related complaints and enquiries. Party A shall have the right to forward to Party B customer enquiries and complaints caused by non-network communication problems arising from such business. Party A shall be liable for such customer enquires and complaints caused by network communication problems.
8)	Party A shall collect the service fee from subscribers for Party B based on Party A’s billing information.
9)	Party A shall provide Party B with the traffic volume information of the short-messages sent via the short-message gateway used by Party B. Such traffic volume information shall be the basis for the settlement of short-message communication fee.
10)	Party A shall have the right to verify the profit forecast of the parties provided by Party B to Party A prior to the commence of the service.
11)	Party A and Party B may jointly engage in marketing and customer advertisement. Party A shall have the right to request Party B to identify the brand of “MONTERNET” upon Party A’s examination and approval. In the event that Party B’s promotion and advertisement involves Party A’s corporate name and other brand specifications, it shall be subject to Party A’s prior examination and approval.

Article 3 Party B’s Rights and Obligations

1)	Party B shall provide Party A with true and reliable operation license for internet information services or operation license for telecom value-added services, credit certificate, business license, source of information and bank account and other materials relating to the normal operation of business, and guarantee that the billing for such information services complies with relevant regulations of the state pricing authority.
2)	Party B shall comply with relevant state policies, laws, decrees in regard to telecommunication and internet information. Party B shall ensure the information content provided by it not to violate relevant state laws, regulations and policies, and ensure not to use Party A’s system deliver nine categories of illegal information listed in Information Source Networking Information Safety and Security Liability Statement (Appendix 4). Party B shall be responsible for filtering the information content provided to subscribers (including the information content edited by subscribers via Party B’s websites), and eliminating each sort of unhealthy or illegal information.

3)	In the event that Party A receives customers complaints with respect to transmitting illegal information, Party B shall furnish Party A’s customer service department its preliminary response within 2 hours and find out the reasons within one working day, and Party B shall be responsible for immediately ceasing transmitting illegal information.
4)	Party B shall verify subscribers’ true identity and display calling number along with the short-message, and no anonymous short-message or short-message with only nick name displayed shall be delivered to other subscribers’ mobile telephone (except chatting business of virtual community).
5)	Party B shall strictly control any function of group short-message service provided by it and ensure a piece of short-message can be delivered to at most 1-2 calling numbers.
6)	During the term of this Agreement, Party B shall not, through either channel and on either level of business, connect Party A’s mobile data application business and the third party with each other. Party B shall establish a separate database for Party A’s Mobile subscribers (135-139), which is separated from that for the subscribers of the third parties. Party B shall not, by means of any sort of business (including short-message chatting, edited short-message and delivering short-message via internet, etc.) and at its own discretion, realize disguised connection between Monternet business and the third party.
7)	Within the term of this Agreement, Party B shall not deliver advertisement or other irrelevant information to subscribers. Any expansion or alternation of Party B’s business shall be subject to Party A’s review and approval, and be verified by Party A’s billing examination. Party B shall duly furnish Party A the business materials that need to be accepted by Party B (as of the date of this Agreement, the services provided by Party B are listed as Appendix 3 hereto.)
8)	Within the term of this Agreement, Party B shall furnish Party A, according to Party A’s requirement, a report with the data including situation of subscriber development, subscriber classification, subscriber using customs, and business forecast, etc., and duly transfer Party A the subscribers materials necessary for managing such business, and ensure that Party A’s subscriber database is upgraded. Party A shall keep such information confidential in according with Article 6 “Confidential Clause”. Party B shall be responsible for providing system to keep a log and shall keep historical records for at least one month.
9)	Party B shall ensure that subscribers are well aware of the price, content and the means by which such services are provided prior to the subscribers accept each service provided.
10)	On the basis of the principle of voluntaries, Party B shall obtain subscriber’s consent prior to Party B providing its services, and shall, according to subscribers’ customization requirements, provide subscribers with duly information service with correct quality and quantity.
11)	Party B shall comply with and implement Party A’s management regulations, standards and documentation of customer service with respect to Monternet business, and accept Party A’s inspection and supervision. If Party B withdraws from providing Monternet service for whatever reason (including compulsory withdraws in Party A’s examination), Party B shall be responsible for providing a one-month grace period, within which Party B shall continue providing its service and make an announcement of ceasing service on its website (WWW/WAP) or through other channels.
12)	Party B shall be responsible for handling customer enquiries and complaints caused by each non-internet communication problem in such business, and establish effective channels for complaints that shall be directed to Party A’s customer service center. Party B shall assume the ultimate liability to customer for those customer complaints for which neither Party A nor Party B can reasonably explain.
13)	Party B shall be responsible for furnishing Party A the bill of information fee collected for short-message information service. The format of such list must be compliance with the data format provided by Party A.
14)	Party B shall be solely liable for tax payment on its profit.
15)	Party A shall issue a formal invoice to Party A for such information service fee collected from Party A.
16)	Party B shall actively engage itself in marketing and customer promotion. The content of Party B’s promotion and advertisement shall include the “MONTERNET” brand as required by Party A.
17)	Within 6 months after the entry into force of this Agreement, Party B shall not, in Guangdong Province, conduct the same or similar short-message business listed in the Appendix of this Agreement with the third party.

Article 4 Maintenance Responsibilities

1)	Responsibilities for maintenance of the parties shall be divided at the point where the parties’ equipments connect; each Party shall perform its respective obligations to ensure the normal operation of its business.
2)	Detailed responsibilities of the parties are listed in Appendix 1 hereto.

Article 5 Billing and Settlement

1)	Party A shall be entitled to the short-message communication fee arising from subscribers’ or Party B’s using of short-message function. Party B shall be entitled to the information service fees paid by subscribers. Party A shall provide Party B with the service of collecting information fees and charge certain collecting service fee.
2)	If subscribers refuse to pay the information fees due to the quality of Party B’s service, such unpaid sum shall be deducted from Party B’s information fees.
3)	If Party B fails to furnish the bill of information fees collected according to time and format required, Party A shall not include such sum in the information fees collected for Party B and Party B shall be solely liable for any consequence arising therefrom.
4)	Detailed method for billing and settlement is set forth in Appendix 2 hereto.

Article 6 Reward and Punishment Provision

1)	If any of the following occurs, Party A shall have the right to request Party B to immediately rectify, and according to the real situation deduct the information fees collected by Party A. Party A shall have the right to immediately terminate the Parties’ cooperation when the circumstances are particularly serious.

i)	Party B violates relevant state policies, laws and decrees with respect to telecommunication and internet information.
ii)	The contents of information provided by Party B constitute violation of relevant state laws, regulations and policies, or Party B uses Party A’s system to deliver nine categories of illegal information listed in Information Source Networking Information Safety and Security Liability Statement (Appendix 4).

iii)	Party B mischarge or arbitrarily charge fees from subscribers and the circumstances are serious.
iv)	Subscribers strongly complain the quality of Party B’s service.
v)	Party B fails to use Party A’s company name and other brand standards in Party B’s promotion and advertisement as required, and results in negative social impact.
vi)	Party B uses Party A’s mobile data application business to connect with the third party, or, by means of any sort of business (including short-message chatting, edited short-message and delivering short-message via internet, etc.) and at its own discretion, realize disguised connection between Monternet business and the third party.
vii)	The subscribers are seriously affected by Party B’s system testing, activation modification, which results in strong complaints from subscribers.
viii)	Party A’s network system is damaged due to Party B’s system testing, activation and modification.
ix)	Other conducts of Party B constitute violation of this Agreement.

2)	If any of the following occurs, Party A shall have the right to terminate the Parties’ cooperation or not to renew this Agreement.
i)	Party B provides Party A with false operation license for internet information services or operation license for telecom value-added services, credit certificate, business license, source of information and bank account and other materials relating to the normal operation of business, or the fees of information services provided by Party B is not in compliance with relevant regulations of the state pricing authority.
ii)	Party B’s examining performance ranks twice consecutively among bottom 5, and no effect arises from rectification.
iii)	In the term of this Agreement, Party B fails to achieve the Parties’ profit forecast data furnished to Party A prior to the activation of service.
iv)	In the term of this Agreement, Party B conducts other fraudulent acts and the circumstances are serious.
3)	If Party B’s examining performance ranks among top 10, Party A will provide preferential promotion support, and give preferential consideration to Party B’s other requests.
4)	If Party B effectively implement relevant provisions in this Agreement, and the average annual rate of subscriber complaints on Party B’s short-message service is low, Party A shall give preferential consideration to extend this Agreement with Party B.

Article 7 Confidentiality

1)	Both parties shall be responsible to keep confidential all the customer materials obtained from such services.
2)	Proprietary information received by one Party from the other Party (the “Disclosing Party”) that is developed, created, discovered or learned by the Disclosing Party, or transferred to the Disclosing Party, and is of commercial value to the business of the Disclosing Party, including but not limited to relevant commercial secret, computer program, design techniques, idea, know-how, process, data, business and product development plan, customer information relating to the business of the Disclosing Party and other information, or confidential information that the Disclosing Party receives from another party, shall remain the property of the Disclosing Party, the other Party shall keep confidential any and all proprietary information, and without prior written consent of the Disclosing Party, shall not use or disclose such proprietary information to any individual or entity, except for the purpose of normal performance of the obligations hereunder.
3)	Both parties shall be responsible to keep confidential this cooperation and the terms and conditions of this Agreement. Without prior written consent of the other Party, neither Party shall disclose to any third party details of the cooperation between the parties and the terms and conditions of this Agreement.

Article 8 Breach of Agreement

1)	If this Agreement cannot be performed due to any Party’s violation of this Agreement, the other Party shall have the right to terminate this Agreement.
2)	If any party breaches any obligations under this Agreement and incurs bad social impact or economic losses to the other party, the other party shall have the right to hold the party in breach responsible for such breach, requires the party in breach to reverse such impact and make corresponding compensations, and to terminate this Agreement.

Article 9 Force Majeure

Any party hereto shall not be held responsible for the other party’s economic losses or the failure or delay to perform all or any part of this Agreement due to force majeure events that could not be predicted and the result of which cannot be controlled or prevented. However, the party affected by such force majeure events shall promptly provide the other party with written notice of such occurrence and, within 15 days thereafter, send a valid certificate issued by the relevant authority explaining the details of such events and the reason for its failure or delay to perform all or any part of this Agreement. Both parties shall negotiate the performance or termination of this Agreement according to the degree of impact on the performance hereof caused by such events.

Article 10 Amendment or Modification

1)	During the cooperation between the Parties, relevant business management requirements and relevant customer management requirements stipulated by Party A for the Monternet shall be incorporated as a supplement hereto. If there is any conflict between the provisions of this Agreement and the management requirements, the management requirements shall prevail. Both parties agree to negotiate on the conflicting provisions, and execute a supplemental agreement.
2)	If any party hereof intends to modify or terminate this Agreement, it shall provide written notice to the other party at least 15 days prior thereto. Notice in oral form shall be invalid. Any dispute arising from the termination of this Agreement shall be negotiated in order to reach a resolution between the parties.
3)	Any issues not included in this Agreement shall, upon agreement through amicable negotiations between the parties, be included as a written supplement hereto.
4)	This Agreement shall be governed by the laws of the People’s Republic of China. If the Parties hereto fail to resolve dispute by negotiation, either Party may file an action in front of the court of the place where Party A is located.
5)	This Agreement shall enter into force after being signed by the representatives of the Parties and affixed with the official seal of the Parties; the term hereof shall be two years,

which is renewable upon agreement by both Party A and Party B through consultation.
6)	This Agreement and its Appendixes are made into four counterparts, every two for each party, all with equal legal effect.

Appendix 1: Maintenance Responsibilities
Appendix 2: Billing and Settlement
Appendix 3: Business and Price of Party B
Appendix 4: Information Source Networking Information Safety and Security Liability Statement

Party A: Guangdong Mobile Communications Corporation
Authorized Representative:
Date: October 10, 2002

Party B: Guangzhou Media Message Technologies, Inc.
Authorized Representative:
Date: November 12, 2002

Appendix 1: Maintenance Responsibilities

A. Diagram of the Maintenance Sections:

B. Party A’s Rights and Obligations

1)	Party A shall contribute necessary software and hardware required by its short-message system.
2)	Party A shall assist Party B to connect Party B’s server to its short-message gateway.
3)	Party A shall be responsible for providing Party B with the relevant technical agreement specifications and interface technical specifications.

4)	Party A shall be responsible for maintaining the normal operation of the network telecommunications, and assume responsibility for network problems not caused by Party B. Party A shall reserve his right to restrict delivery of any mass of short-messages abnormal and overloaded, which may impact upon the operation safety and security of Party A’s network.
5)	Party A shall provide Party B with the statistics for the information traffic volume through the telecommunications channel used by Party B, and ensure the reliability and timeliness of such statistics data, and assume responsibilities for any damages caused thereby.
6)	Party A shall notify Party B in advance for any transmission interruption caused by testing, maintenance or other foreseeable reasons, including the reason, time and period of such transmission interruption.
7)	Party A shall ensure to immediately notify Party B for any transmission interruption caused by unforeseeable reasons such as gateway problem or other problems.

C. Party B’s Rights and Obligations

1)	Party B shall be responsible for construction and maintenance of its own “information service” system, including all hardware equipment, system testing, activation, system maintenance, daily service management, marketing promotion and expenses that relate to such business.
2)	Party B shall be responsible for the connection Party B’s system and Party A’s shore-message gateway, and expenses for the application, lease and maintenance of relevant telecommunication lines.
3)	Party B shall be responsible for editing, review and composition of the information it provides, and ensure that the information is timely, exact, true, reliable and legal, and assume corresponding liabilities thereto.
4)	Party B shall be responsible for establishing the website column “Monternet — My Service”. After the customers log in such website, the “Monternet — My Service” column shall be displayed at remarkable place of the webpage. The items of the column shall include the list of all services customized for such subscriber at such website, and following each specific service list provide the function of enquiry and withdraw of such service. The set-up of the customization interface during customizing short-message shall make convenient for customers to know the items and services provided by SP, and the clear and specific billing standards shall be stipulated and include at least verifying, adding, deleting, modifying, checking out and other basic service functions; following the success of subscribers’ customizing service, the system shall prompt the subscriber that “this service has been added to ‘Monternet-My Service’ column, if you want to enquiry or withdraw this service, please click ‘Monternet-My Service’”.
5)	Party B shall ensure that the testing, activation and modification of its system would not be carried out at busy hours of Party A’s business. The works that may seriously impact subscribers shall be conducted at late night. Party B shall ensure the above mentioned works would not affect the normal operation of Party A’s network and assume corresponding liabilities for any damages caused thereby to Party A’s network system.
6)	Party B shall make prior notice to Party A in writing for the testing, activation and modification of its system, and notify subscribers of the same through effective means such as email, advertisement or short message upon Party A’s confirmation thereof, and shall reduce the impact on subscribers to the minimum degree.
7)	During the cooperation, Party A shall observe Party A’s emergency adjustment to the volume of shore-message for the purpose to ensure the normal and stable operation of short-message services.
8)	Party B undertakes not to create any overload traffic volume that may harm to safety and security of the network when transmitting short-messages to Party A’s communication platform.
9)	Party B shall provide 7-days-a-week and 24-hours-a-day system maintenance.

Appendix 2: Billing and Settlement

1)	With respect to the local service, Party B shall file the characters of collecting information fee into each message submitted according to Party A’s unified format requirements.
2)	The means of payment of information fee is: Party A shall charge the subscribers communication fee RMB 0.10 Yuan/message for uplink messages, and charge Party B communication fee RMB 0.05-0.08 Yuan/message for ill-balance downlink messages as follows:

Ill-balance downlink SM traffic (messages/month)	Fee standard (RMB Yuan/message)
Below 5,000,000	0.08
5,000,000-10,000,000	0.07
10,000,000-20,000,000	0.06
Over 20,000,000	0.05

3)	Party B shall be entitled to the subscribers information service fee of the short-message information service provided by Party B, and such fee shall be collected by Party A from the GoTone subscribers on behalf of Party B. Party B shall pay Party A at 15% of receivable information service fee, and reserve the remaining 85% of receivable information service fee. The settlement month shall be one month relatively behind the exact occurrence of credit and debt.
4)	The communication fee paid by Party B to Party A and the billing list of information fee collected by Party A on behalf of Party B shall be based on the daily communication records of successful delivery furnished by Party A to Party B.
5)	The Parties shall, on the 10th of each month (settlement month), verify the data of receivable and actually paid information service fees in pervious month, and, upon verification, settle the account no later than the 25th of each month (settle month).
6)	If any conflict with respect to the statistics data of information service fees arising between Party A and Party B, Party A’s data shall prevail under the condition that the difference between the Parties’ statistics data is not over 6%. In the event that such difference is over 6%, the Parties shall rectify and figure out the reason, and reasonably resolve according to the actual situation.

Appendix 3: Business and Price of Party B

1. Company’s Name in Full: Guangzhou Message Technologies, Inc.

     Address: Room 1108#1109, Tianhe Commercial Building, No 8, Zhongshandadao West,
Guangzhou City
     Opening Bank: Yangcheng Sub-branch, Guangzhou Branch, Shenzhen Development Bank
   Bank Account: 9250719070992
2. Network Connection Mode: SMS    WAP GPRS
     Connection Location: Guangzhou
3. Customer Service superintendent (2 persons)
     1) Name: Liu Dan    Tel: 13678906670
             E-mail Add: linda.liu@Memestar.com
     2) Name: Chen Jianfang    Tel: 13825022207
             E-mail: jerry.chen@Memestar.com
4. Customer Service Tel: 020-87577706, 87577719
5. Service Website:  WWW.meme.com.cn
6. Business Content Description and Price

Business Code	Name of Business	Specification	Fee Standard	Sending Frequency
FCNV	Mobile men and women	Net friend chat game via SMS	$5yuan/month
YDDFW	Mobile rich	Quiz game with award via SMS	0.1yuan/piece
QZW	Mobile job searching website	Net job searching	0.3yuan/piece
LTS	Mobile chat room	Net chat game on subject	0.1yuan
FCDG	Feichangdiange	Net song choosing game	4yuan/song
PTLS	Common ring	Ring download via SMS	1yuan/ring
GBZLS	Hi-fi ring	Ring download via SMS	2yuan/ring
BZT	Standard picture	picture(LOGO) download via SMS	0.5yuan/piece
DT	Big picture	picture download via SMS	2yuan/ piece
YAHOO	Yahoo Personal	Chat with users of Hongkong Yahoo	5yuan/ month
ZQCCC	football guess via Mobile	ball guess game	0.2 Yuan/ piece

Appendix 4: Information Source Networking Information Safety and Security Liability Statement

     Information source Accountability Company accesses into China Mobile Internet (CMNET) or short-message gateway (including short-message information platform IOD, short-message center) of Guangdong Mobile Communications Corporation, and guarantees to abide by the following regulations:

1)	Observe relevant law, administrative regulations and management regulations of the country; strictly implement information safety and security management stipulations.
2)	Shall not use China Mobile Internet (CMNET) or short-message gateway (including short-message information platform IOD, short-message center) for any illegal or criminal activities that may harm to national security, or disclose national secretes; shall not use China Mobile Internet (CMNET) or short-message gateway (including short-message information platform IOD, short-message center) to compose, refer, copy and transmit any information that may violate constitution and law, hamper public security, disrupt national unification, disrupt solidarity of the nationalities, or any pornographic or violent information; shall not use China Mobile Internet (CMNET) or short-message gateway (including short-message information platform IOD, short-message center) to transmit any information that may contain any of the following:

i)	be against the basic principles established by the constitutional law;
ii)	jeopardize state security, betray national secretes, subvert national political power, disrupt national unification;
iii)	harm to national glory and benefit;
iv)	incite hatred or discrimination of nationalities, disrupt solidarity of the nationalities;
v)	disrupt national religious policies, advocate heresy and superstition;
vi)	spread rumors, disturb social order, disrupt social stability;
vii)	spread obscenity, pornography, gamble violence, homicide, terrorism, or solicit a crime;
viii)	insult and slander others, infringe other’s legal rights and benefits;
ix)	contain other items that are prohibited by laws and administration regulations.
If any above mentioned illegal or criminal activities and harmful information is found, measures must be immediately taken to suppress, and report to relevant competent authorities in time.
3)	The information provided by information source Accountability Company must be compliance with relevant state intellectual property regulations.
4)	The information source accountability company shall establish effective information security and confidentiality management system and technical safeguard measures, and accept the management, supervision and inspection of relevant competent authorities.
5)	If any violation on above provisions, Guangdong Mobile Communications Corporation shall have the right to take measure shut access channel of relevant information source; meanwhile, hold the accountability company for such violation, and terminate the cooperation with such accountability company. Guangdong Mobile Communications Corporation shall keep this Liability Statement.

Accountability Company: Guangzhou Media Message Technologies, Inc.

Person In Charge: (signature & seal)
Date: November 12, 2002